EXHIBIT 99A.1
CONSOLIDATED STATEMENTS OF INCOME (1) (2)             U S WEST, INC.
(UNAUDITED)

                         Quarter Ended          Nine Months Ended
In millions, except       September 30,      %     September 30,    %
 per share amounts        1999   1998   Change   1999   1998(3)   Change
------------------------ -----  -----   -------  -----  --------  ------

OPERATING REVENUES
 Local services          $1,979 $1,805   9.6     $5,779 $5,291      9.2
 Access services            688    660   4.2      2,057  1,996      3.1
 Directory services         336    313   7.3        995    929      7.1
 Long-distance services     141    202 (30.2)       471    606    (22.3)
 Other services             173    132  31.1        455    352     29.3
                          -----  -----          ------- ------
Total operating rev.      3,317  3,112   6.6      9,757  9,174      6.4
                          -----  -----          ------- ------
OPERATING EXPENSES
 Employee-related         1,195  1,104   8.2      3,473  3,179      9.2
 Other operating            657    651   0.9      1,996  2,072     (3.7)
 Depreciation & amort       588    558   5.4      1,763  1,625      8.5
                          -----  -----          ------- ------
Total operating exp.      2,440  2,313   5.5      7,232  6,876      5.2
                          -----  -----          ------- ------

OPERATING INCOME            877    799   9.8      2,525  2,298      9.9

Interest expense            203    172  18.0        519    495      4.8
Terminated merger-
 related expenses           282      -     -        282      -        -
Other (income)expense        (4)    19     -         10     77    (87.0)
                          -----  -----          ------- ------
Income before
 income taxes               396    608 (34.9)     1,714  1,726     (0.7)

Income tax provision(4)     257    229  12.2        757    658     15.0
                          -----  -----          ------- ------

 NET INCOME              $  139 $  379 (63.3)    $  957 $1,068    (10.4)
                          =====  =====          ======= ======

 Basic earnings
 per share               $ 0.28 $ 0.76 (63.2)    $ 1.90 $ 2.13    (10.8)
                          =====  =====          ======= ======


 Basic average shares
 outstanding              504.8  501.8   0.6      504.0  501.5      0.5
                          =====  =====          ======= ======

 Diluted earnings
 per share               $ 0.27 $ 0.75 (64.0)    $ 1.88 $ 2.11    (10.9)
                          =====  =====          ======= ======


 Diluted average shares
 outstanding              509.0  506.0   0.6      508.5  505.7      0.6
                          =====  =====            ===== ======

<F1>
(1) The separation of U S WEST, Inc. into two independent companies, U S WEST,Inc.("New U S WEST") and MediaOne Group, Inc.,(the "Separation") occurred on June 12, 1998. The results for the nine months ended September 30, 1998 give effect to the Separation as if the business that comprised New U S WEST operated as a separate entity for the entire period presented. Additionally, the results of operations include pro forma adjustments for the assumption of indebtedness and the issuance of shares in connection with the alignment of the directory business with New U S WEST, as if the Separation had been consummated as of the beginning of the period indicated.
<F2>
(2) Net income for the three and nine months ended September 30, 1999 includes $282 of after tax charges associated with terminating the Global Crossing merger.
<F3>
(3) Net income for the nine months ended September 30, 1998 includes $89 of after tax charges associated with the Separation and an asset impairment, consisting of $129 of other operating expense, net of $40 of income tax expense.
<F4>
(4) The disproportionate tax rate for the three and nine months ended September 30, 1999, results from the deductibility of the terminated merger-related expenses being subject to review.